EXHIBIT 99.1

                            CARVER BANCORP, INC.                   FOR IMMEDIATE
                                                                         RELEASE


                  Contact:  David Lilly / Ruth Pachman
                            Kekst and Company
                            (212) 521-4800

                     CARVER INFORMED OF PREFERRED STOCK SALE


NEW YORK, NEW YORK, JUNE 3, 2004 - Carver Bancorp, Inc. (AMEX: CNY) (the "Company" or "Carver") reported today that it has been informed that on June 1, 2004 Provender Opportunities Fund L.P., a private equity fund, completed the sale of all of its Carver Series B Convertible Preferred Stock to Keefe, Bruyette & Woods, Inc., an investment bank and brokerage firm specializing in the financial services sector.

Provender has owned the preferred stock since January 2000 and said that the decision to sell now was in order to realize value and create liquidity for its investors in anticipation of raising a new fund. Provender indicated that it continues to have the highest confidence in Carver's management team, future performance and long-term prospects. Provender sold 60,000 shares, which represents all of Carver's outstanding Series B Convertible Preferred Stock. Each share of preferred stock is convertible into approximately 2.1 shares of common stock or 5.18% of Carver's common stock.

Provender is headed by Frederick O. Terrell, its Managing Partner and Chief Executive Officer. Mr. Terrell is also Chairman of the Board of Directors of Carver. Mr. Terrell will remain Chairman of the Board of Carver and retains his personal equity ownership in the Company.

Carver Bancorp, Inc., the largest publicly-traded African- and Caribbean-American run financial services institution in the United States, is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank operates six full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company's website at WWW.CARVERBANK.COM.

STATEMENTS CONTAINED IN THIS NEWS RELEASE WHICH ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WHICH MAY BE IDENTIFIED BY THE USE OF SUCH WORDS AS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "SHOULD," "COULD," "PLANNED," "ESTIMATED," "POTENTIAL" AND SIMILAR TERMS AND PHRASES. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS. FACTORS WHICH COULD RESULT IN MATERIAL VARIATIONS INCLUDE, BUT ARE NOT LIMITED TO, THE COMPANY'S SUCCESS IN IMPLEMENTING ITS INITIATIVES, INCLUDING EXPANDING ITS PRODUCT LINE, ADDING NEW BRANCHES AND ATM CENTERS, SUCCESSFULLY REBRANDING ITS IMAGE, ACHIEVING GREATER OPERATING EFFICIENCIES AND COMPLETING ITS PLANNED ACQUISITION OF A SAVINGS BANK IN A NEW MARKET AND INTEGRATING ITS OPERATIONS WITH THE COMPANY'S; CHANGES IN INTEREST RATES WHICH COULD AFFECT NET INTEREST MARGINS AND NET INTEREST INCOME; COMPETITIVE FACTORS WHICH COULD AFFECT NET INTEREST INCOME AND NON-INTEREST INCOME; GENERAL ECONOMIC CONDITIONS WHICH COULD AFFECT THE VOLUME OF LOAN ORIGINATION, DEPOSIT FLOWS, REAL ESTATE VALUES, THE LEVELS OF NON-INTEREST INCOME AND THE AMOUNT OF LOAN LOSSES AS WELL AS OTHER FACTORS DISCUSSED IN DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME. THE COMPANY AND THE BANK UNDERTAKE NO OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES THAT OCCUR AFTER THE DATE ON WHICH SUCH STATEMENTS WERE MADE.

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